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                                                                    Exhibit 10.4


                              SHAREHOLDER AGREEMENT

            THIS AGREEMENT effective as of the 22nd day of October, 1997,

AMONG:

                        SPARKLING SPRING WATER GROUP LIMITED, a corporation incorporated under the laws of the Province of Nova Scotia ("Holdco")

                                                              OF THE FIRST PART;



                        SPARKLING SPRING WATER LIMITED, a corporation continued under the laws of the Province of Nova Scotia (the "CORPORATION")

                                                             OF THE SECOND PART;

                              - and -

                        CLAIRVEST GROUP INC., a corporation incorporated under the laws of the Province of Ontario
                        ("CLAIRVEST")

                                                              OF THE THIRD PART;

                              - and -

                        GASPAR LIMITED, a corporation incorporated under the laws of Barbados ("GASPAR")

                                                             OF THE FOURTH PART;

                              - and -

                        C. SEAN DAY, of Stamford, Connecticut, United States of America ("DAY")

                                                              OF THE FIFTH PART;
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                              - and -


                        STEPHEN L. LARSON, of Darien, Connecticut, United
                          States of America ("LARSON")

                                                              OF THE SIXTH PART;

                              - and -

                        KEVIN NEWMAN, of Darien, Connecticut, United States of America ("NEWMAN")

                                                          OF THE SEVENTH PART;

                              - and -

                        MARK STITZER, of Greenwich, Connecticut, United
                           States of America ("MARK")

                                                             OF THE EIGHTH PART;

                              - and -

                        LUCY STITZER, of Greenwich, Connecticut, United
                           States of America ("LUCY")

                                                              OF THE NINTH PART;

                              - and -

                        STEWART ALLEN, of Burnaby, British Columbia ("ALLEN")

                                                              OF THE TENTH PART;


      THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:


                                    RECITALS
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                                       3


      This Agreement recites the following circumstances:

1. Holdco was incorporated on October 22, 1997 under the Companies Act (Nova Scotia) and is the registered and beneficial owner of all outstanding shares in the capital stock of the Corporation.

2. The Corporation was continued on the 22nd day of February, 1994 under the Companies Act (Nova Scotia).

3.    The authorized capital of Holdco consists of:

3.1 One Million (1,000,000) Class A Common Shares with a par value of Cdn. $0.0001 per share, 136,879 of which have been issued and are outstanding as fully paid and non-assessable Class A Common Shares;

3.2 One Million (1,000,000) Class B Common Shares with a par value of Cdn. $6.7790 per share, 118,209 of which have been issued and are outstanding as fully paid and non-assessable Class B Common Shares;

3.3 One Million (1,000,000) Class C Common Shares with a par value of Cdn.$13.4699 per share, 423,190 of which have been issued and are outstanding as fully paid and non-assessable Class C Common Shares;

3.4 Ten Million (10,000,000) Class D Common Shares with no par value none of which have been issued and are outstanding as fully paid and non-assessable Class D Common Shares;

3.5 Ten Million (10,000,000) Class E non-voting Common Shares with no par value none of which have been issued and are outstanding as fully paid and non-assessable Class E Common Shares;

3.6 One Million (1,000,000) Class F Common Shares with a par value of Cdn.$0.9401 per share, 705,050 of which have been issued and are outstanding as fully paid and non-assessable Class F Common Shares;

3.7 Ten Million (10,000,000) Special Preferred Shares with a par value of Cdn. $1.00, issuable in series, none of which have been issued and are outstanding as fully paid and non-assessable Special Preferred Shares;
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                                       4


3.8 Ten Million (10,000,000) Special Preferred Shares with no par value which may be issued from time to time in one or more series, each series having the designation, rights, privileges, restrictions and conditions determined by the Board.

4. The authorized capital of the Corporation consists of ten million (10,000,000) Common Shares without nominal or par value, ten million (10,000,000) Class B Non-Voting Common Shares with no par value of which one million, seven hundred and twenty thousand, seven hundred and forty-six (1, 720,746) Common Shares are issued and outstanding as fully paid and non-assessable.

5. The beneficial owners of all of the issued and outstanding Voting Shares of Holdco are as follows:

            Name of Shareholder                 Number of Common Shares

            Gaspar                                          705,050
            Clairvest                                       423,190
            Mark and Lucy, as joint tenants                  94,010
            Larson                                          118,209
            Newman                                           28,203
            Day                                               8,994
            Allen                                             5,672

                                   ARTICLE II
                                RECITALS CORRECT
II.1        Recitals

      Each of the parties hereto respectively acknowledges and declares that the foregoing recitals, insofar as they relate to such party, are true and correct both in substance and in fact.

                                   ARTICLE III
                         DEFINITIONS AND INTERPRETATION

III.1       Definitions

      In this Agreement, including the above recitals, the following terms have the following meanings unless the context otherwise requires:
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                                       5


"AFFILIATE" has the meaning attributed thereto in the Securities Act
(Ontario);

"AGREEMENT" means this agreement including the recitals and the following schedules:

            Schedule "A"      -     Assumption Agreement
            Schedule "B"      -     Consolidated Sparkling Spring Water Income
                                    Statement and EBTDAPS Projections
            Schedule "C"      -     Registration Procedures
            Schedule "D"      -     Fair Market Value Determination Procedures
            Schedule "E"      -     Outstanding Options
            Schedule "F"      -     Subscription Agreement

"ASSUMPTION AGREEMENT" means an agreement pursuant to which a Person who is not a Shareholder agrees to be bound by this Agreement in the same manner as if it had been an original party hereto and, in the case of Share transfers, to the same extent as the transferor, which Assumption Agreement shall be in the form attached hereto as Schedule "A";

"BOARD" means the board of directors of Holdco;

"BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in the Province of Nova Scotia;

"CANADIAN SECURITIES LAWS" means statutes and regulations applicable to the trading of securities in any province or territory of Canada including applicable rules, policies, statements and blanket rulings and orders made by Canadian securities regulatory authorities;

"CORPORATION BOARD" means the board of directors of the Corporation;

"CORPORATION DIRECTOR" means a director of the Corporation;

"CLASS E SHAREHOLDERS" means the following Shareholders who own the number of Class E Shares set opposite their name and who have all signed the subscription agreement in the form attached hereto as Schedule "F":

Stephen Larson          1,000 Class E Non-Voting Shares
Arthur Goodick          180 Class E Non-Voting Shares
John Stiles             3,500 Class E Non-Voting Shares
Tom Ferries             1,800 Class E Non-Voting Shares
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                                       6



Helen Martin                  1,700 Class E Non-Voting Shares
Tim Dougherty                 1,000 Class E Non-Voting Shares
Larry Brookes                 180 Class E Non-Voting Shares

"DIRECTOR" means a director of Holdco;

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time;

"LIQUID PUBLIC MARKET" means an average daily volume of Shares traded over the facilities of The Toronto Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, the New York Stock Exchange, the London Stock Exchange or the NASDAQ over the preceding thirty (30) days equal to or greater than five (5%) percent of the number of Clairvest's Shares;

"MANAGEMENT SHAREHOLDERS" means, at the date hereof, Gaspar and Larson, and shall also include G. John Krediet ("KREDIET") at such time as Shares are registered in the name of Krediet, collectively, and "Management Shareholder" means any one of them;

"PERSON" includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative;

"PROPORTIONATE SHARE" means the fraction that results when the number of Shares held by a Shareholder is divided by the total number of Shares excluding, in the case of Section 5.3, the number of Shares owned by the Shareholder who delivers a Refusal Right under Section 5.3 hereof;

"PUBLIC OFFERING" means an underwritten or best efforts public offering of Shares pursuant to an effective prospectus or registration statement under the Securities Laws;

"PUBLIC SALE" means a sale (i) pursuant to a Public Offering, or (ii) under Rule 144 of the Securities Act and its equivalent under Canadian Securities Laws;

"REGISTRATION EXPENSES" means (i) all registration and prospectus filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Shares), (iii) printing expenses, (iv) internal expenses of Holdco (including, without limitation, all salaries and expenses
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of its officers performing legal or accounting duties), (v) reasonable fees and disbursements for counsel for Holdco and customary fees and expenses for independent certified public or chartered accountants retained by Holdco (including the expenses of any comfort letters or costs associated with the delivery by accountants of a comfort letter or comfort letters requested pursuant to paragraph (g) of Schedule "C" hereto), (vi) the reasonable fees and expenses of any special experts retained by Holdco in connection with such registration or qualification, (vii) reasonable fees and expenses of one counsel for Clairvest, in the case of an offering in which Clairvest participates or of the Holders (as defined in Section 6.1), in any other case, (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. or any comparable Canadian association including fees and expenses of any "qualified independent underwriter", (ix) fees and expenses of listing the Shares on an exchange or other trading system, and (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities; but shall not include any underwriting fees, discounts or commission attributable to the sale of Shares, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Shareholders (or the agents who manage their accounts) or any fees and expenses of underwriter's counsel;

"RULE 144" means Rule 144 and Rule 144A (or any successor provisions under the Securities Act;

"SEC" means the Securities and Exchange Commission;

"SECURITIES ACT" means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time;

"SECURITIES LAW" shall mean the Securities Act, The Exchange Act and Canadian Securities Laws;

"SHAREHOLDERS" means the Persons who are from time to time (i) shareholders of Holdco and parties to this Agreement and for the time being Gaspar, Clairvest, Day, Larson, Newman, Mark, Lucy and Allen and (ii) Persons who exercise options after the date hereof pursuant to the Holdco stock option plan, as amended from time to time, including the options set out in Schedule E hereto; but, for greater certainty, shall not include the Class E Shareholders who have signed the subscription agreement in the form attached as Schedule F hereto;

"SHARES" means shares in the capital stock of Holdco;
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                                       8



"STITZER GROUP" means, collectively, Mark and Lucy and the survivor of them;

"VOTING SHARES" means all shares of the company that have the right to vote, for the time being Class A Common Shares, Class B Common Shares, Class C Common Shares, Class D Common Shares and Class F Common Shares;

III.2       Headings

            The headings of the Sections and Articles of this Agreement are inserted for convenience and reference only and shall not affect the construction or interpretation of any provision of this Agreement.

III.3       Number and Gender

            Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter and vice versa.

                                   ARTICLE IV
                                      TERM

IV.1        Term

      This Agreement shall come into force and effect as of the date set out above and shall continue in force, as may be amended from time to time in the manner provided herein, until the earlier of the date on which only one Shareholder holds Shares or the date on which Holdco makes a Public Offering.


IV.2        Termination of Prior Shareholder Agreement

      This Agreement shall supersede and replace all other agreements whether written or oral regarding the matters contained herein, including, without limiting the generality of the foregoing, the Shareholders' Agreement made as of the 12th day of January, 1996 among the Corporation, Clairvest, Gaspar, MeesPierson Investeringsmaatschappij II BV, Larson, Newman, Mark, Lucy, Todd Stitzer and Marenda Stitzer, and the assumption agreements dated May 23, 1996 and April 18, 1997, between the Corporation and Allen, and the Corporation and Day, respectively, which Shareholder Agreement and assumption agreements shall be terminated effective the date hereof.
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                                       9


                                    ARTICLE V
                                PRE-EMPTIVE RIGHT

V.1         Pre-Emptive Right

      (a) Any Shares in the capital of Holdco of a class to be issued by Holdco, or other securities, convertible into Shares, other than a Public Offering and other than senior secured debt, such additional Shares or securities hereinafter referred to as "ADDITIONAL SECURITIES", shall first be offered by Holdco to all the then Shareholders holding shares of that class in their respective Proportionate Share; provided, however, that the first issue by Holdco of any class of its shares other than Voting Shares shall first be offered to all then Shareholders holding Voting Shares in their respective Proportionate Share of Voting Shares.

      (b) In addition to its pre-emptive rights contained in Section 4.1(a), Clairvest shall also have a right of first refusal, exercisable by Clairvest within twenty (20) days from Clairvest's receipt of notice of Holdco's intention to issue Additional Securities, to subscribe for, purchase or finance all such Additional Securities that the Management Shareholders would otherwise be entitled to subscribe for, purchase or finance pursuant to this Section 4.1 ("MANAGEMENTS' ADDITIONAL SECURITIES"), provided however that Clairvest's right of first refusal shall be exercisable upon the following terms:

            (i) if at any time, Clairvest is a Shareholder and owns less than 30% of all Shares, on a fully diluted basis, it shall have the right to subscribe for, purchase or finance, at Clairvest's discretion, up to 75% of all Managements' Additional Securities;

            (ii) if at any time, Clairvest owns 30% or more of all outstanding Shares on a fully diluted basis, and such Share ownership is not more than 99% of all outstanding Shares owned by Gaspar and Krediet in aggregate, on a fully diluted basis, Clairvest shall have the right to subscribe for, purchase or finance, at Clairvest's discretion, up to 50% of all of Managements' Additional Securities.

      (c) Within twenty (20) days of receipt of notice of Holdco's intention to issue Additional Securities, any Shareholder who wishes to acquire its Proportionate Share or less of Additional Securities shall submit a subscription therefor to the secretary of Holdco. Such
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                                       10


subscription shall specify the number, if any, of Additional Securities in excess of its Proportionate Share the Shareholder desires to purchase. If any Shareholder does not subscribe for its Proportionate Share, the unsubscribed shares shall be used to satisfy the subscription of the Shareholders for shares in excess of their Proportionate Share.

      (d) If the subscriptions in excess are more than sufficient to exhaust the unsubscribed shares, the unsubscribed shares shall be divided pro-rata among the Shareholders desiring shares in excess of their Proportionate Share in accordance with their Proportionate Share, but no Shareholder shall be bound to take any shares in excess of the amount it so desires.

      (e) If the Additional Securities are not fully subscribed by the then Shareholders holding shares of the class of Additional Securities being offered, Holdco shall then offer such unsubscribed Additional Securities to all the then Shareholders holding Shares of any other class of capital stock of Holdco. Any such offer shall be made to each class of Shareholders in the Proportionate Share of value such class holds of Holdco's entire capital (excluding for purposes of this calculation the class of Additional Securities being offered) and to each Shareholder of each class in its respective Proportionate Share of such class.

      (f) Any Additional Securities not subscribed for in accordance with this
Section 4.1 may be offered by Holdco to Persons other than Shareholders. Every issue of Additional Securities by Holdco shall be subject to the condition that the subscriber therefor, shall, if not a party hereto, agree to be bound by the terms of this Agreement and become a party hereto in accordance with the provisions of Section 9.3 hereof by executing an Assumption Agreement.

      (g) Notwithstanding anything to the contrary contained in this Section 4.1, the pre-emptive rights provided by this Section 4.1 shall not apply to Shares issued by Holdco upon the exercise of the options granted by Holdco as set out in Schedule "E" hereto, or upon the exercise of options hereafter granted by the Holdco pursuant to Holdco's stock option plan; provided that the optionee, shall, if not a party hereto, agree to be bound by the terms of this Agreement and become a party hereto in accordance with the provisions of Section
9.4 hereof by executing an Assumption Agreement.

                                   ARTICLE VI
                              DISPOSAL OF INTEREST

VI.1        Restrictions on Transfer
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            Except as otherwise provided for herein or as specifically consented to in writing by the Shareholders, the Shareholders shall not, and shall not make any agreement to, directly or indirectly, sell, assign, transfer, give, devise, bequeath, mortgage, charge, pledge, hypothecate or otherwise dispose of, alienate or in anyway encumber or create a security interest in, or grant any option on, any of the Shares. Any attempt to accomplish or effect any or all of the acts prohibited hereby shall be null and void. For greater certainty, any change or attempt to effect a change in the beneficial ownership of Shares by any Shareholder (other than any transfer of shares of Clairvest) shall be deemed to be a transfer or an attempt to transfer Shares by such Shareholder.

VI.2        Permitted Transfers

      (a) Each of the Shareholders hereby agrees that, simultaneously with the execution of this Agreement, it will execute and deliver to National Westminster Bank Plc a mortgage, hypothecation and pledge of all of its Shares to National Westminster Bank Plc as security for the debts and other obligations of the Corporation to National Westminster Bank Plc.

      (b) If at any time, or from time to time, the Board determines for any reason that it is necessary or desirable that the Corporation change lenders, each of the Shareholders hereby agrees that it will, at the request of such new lender or lenders from time to time, execute and deliver in favour of such lender or lenders a new mortgage, hypothecation and pledge of all its Shares as security for the debts and other obligations of the Corporation in a form approved by such lender or lenders provided, however, that such pledge shall be limited in recourse to the Shares and shall contain substantially the same terms and conditions, and shall be no more restrictive to the Shareholders than, the pledge to National Westminster Bank Plc referred to in paragraph 5.2(a) and further provided that no Shareholder will be required to grant such mortgage, hypothecation and pledge unless all Shareholders are required to do so.

      (c) It is agreed that no Shareholder shall be permitted to obtain a release of any pledge of its Shares given pursuant to either paragraph 5.2(a) or
(b) hereof unless the pledges given by all Shareholders pursuant to paragraph 5.2(a) or (b), as the case may be, are released.

      (d) Any Shareholder (herein referred to as the "BORROWING SHAREHOLDER") may pledge (herein called the "SECOND PLEDGE") its Shares to another Shareholder (herein referred to as the "LENDING SHAREHOLDER") as security for a loan made by the Lending Shareholder to the Borrowing Shareholder provided always that such Second Pledge is fully subordinated to any mortgage, pledge or charge of such Shares in favour of National Westminster Bank Plc or a new lender as contemplated in paragraphs 5.2(a) and (b) hereof.
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      (e) Upon death, by gift or otherwise, a Shareholder (in this Section 5.2 called the "TRANSFEROR") may transfer all, but not less than all, of the Shares held by the Transferor to a spouse or lineal descendant of a Transferor or to a holding company all the shares of which are owned exclusively by the Transferor or to a trust the primary beneficiary of which is the Transferor or the spouse or lineal descendant of the Transferor (the spouse, lineal descendant, holding company or trust, as the case may be, of the Transferor being in this Section
5.2 called the "TRANSFEREE") and nothing in this Agreement shall prohibit such transfer of Shares, provided that no such transfer shall be made until such time as the Transferee shall become a party to this Agreement in accordance with
Section 9.3 hereof by executing an Assumption Agreement and that the Transferor shall continue to be bound by this Agreement thereafter.

      (f) The legal personal representative or representatives of a deceased Shareholder may become registered as a Shareholder or Shareholders in respect of any Shares held by such deceased Shareholder at the time of his death provided that no such transfer shall be registered until the proposed transferee has become a party to this Agreement in accordance with Section 9.3 hereof by executing an Assumption Agreement.

      (g) Subject to paragraphs (a), (b), (c) and (d) of this Section 5.2, any Shareholder may sell, sign, transfer, give, devise, bequest, mortgage, charge, pledge, hypothecate or otherwise dispose of, alienate or encumber or create a security interest or grant any option on, any of such Shareholder's Shares to any Affiliate of such Shareholder, provided that no such transfer shall be registered until the proposed transferee has become a party to this Agreement in accordance with Section 9.3 hereof by executing an Assumption Agreement. Notwithstanding the foregoing, the execution by such Affiliate transferee shall not release the transferor Shareholder from its obligations hereunder.

      (h) It is hereby acknowledged and agreed that a change of control of Clairvest shall not be considered or deemed to be a transfer by Clairvest of any Shares owned or held, directly or indirectly, by Clairvest.

VI.3        Right of First Refusal

      (a) Any Shareholder (in this Section 5.3 called the "OFFEROR") may sell all (but not less than all) of its Shares if the Offeror shall have received a bona fide offer (in this Section 5.3 called the "OFFER") from a Person with whom the Offeror is dealing at arm's length (as the term arm's length is construed for purposes of the Income Tax Act (Canada) at the date hereof) to buy such
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                                       13


Shares for a fixed price per Share (in this Section 5.3 called the "OFFER PRICE") and the Offeror wishes to accept the Offer and complies with the provisions of this Section 5.3.

      (b) To comply with the provisions of this Section 5.3 the Offeror shall deliver to each of the other Shareholders (in this Section 5.3 called the "OFFEREES") an offer in writing (in this Section 5.3 called a "REFUSAL RIGHT") offering to sell to the Offerees all of the Shares of the Offeror at the Offer Price, which Refusal Right shall be irrevocable for twenty (20) days.

      (c) Each of the Offerees shall be entitled to purchase at least his Proportionate Share of the Shares of the Offeror at the Offer Price by giving written notice to all of the Shareholders (including the Offeror) within twenty
(20) days of the receipt of the Refusal Right of the number of Shares of the Offeror that such Offeree wishes to purchase. If any Offeree fails to give such written notice within twenty (20) days as aforesaid, such Offeree shall be deemed to have given notice that it wishes to buy none of such Shares; and

      (d) If any of the Offerees wishes to purchase less than its respective Proportionate Share, the unclaimed Shares shall be utilized to satisfy the claims of other Offerees for Shares of the Offerees in excess of their respective Proportionate Share and, if the claims in excess are more than sufficient to exhaust such unclaimed Shares, the unclaimed Shares shall be divided pro rata among the Offerees desiring excess Shares in the proportions that the number of Shares in excess of their respective Proportionate Share claimed by each such Offeree bears to the aggregate number of Shares claimed by all of the Offerees in excess of their respective proportions, provided that no Offeree shall be bound to take any Shares in excess of the number which it desires.

      (e) If one or more of the Offerees have agreed to purchase in the aggregate all of the Shares owned by the Offeror in accordance with the preceding subparagraphs of this Section 5.3 there shall thereupon be an agreement of purchase and sale among the Offeror and such Offerees and each such Offeree shall deliver to the Offeror, within sixty (60) days of the delivery of the Refusal Right to the Offerees, its respective proportion of the purchase price for the Shares by cash or certified cheque of the Offeree as the case may be in accordance with the payment terms under the Offer.

      (f) If fewer than all of the Shares of the Offeror are claimed by the Offerees pursuant to either of subparagraphs (c) or (d) of this Section 5.3, or if the Offerees who complied with subparagraph (c) have not complied with the provisions of subparagraph (e) of this Section 5.3, the Offeror may then (but only then) sell, all (but, except as provided in Section 5.4 hereof, not less than all) of its Shares in accordance with the provisions of the Offer (but not otherwise),
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                                       14


provided that the purchaser under the Offer agrees to be bound by the terms of this Agreement as a Shareholder in accordance with Section 9.3 hereof and executes an Assumption Agreement.

VI.4    Sale by Controlling Shareholder or Management Shareholders - Drag Along

      (a) Subject to the right of first refusal contained in Section 5.3 hereof, if any Shareholder or group of Shareholders acting in concert (the "CONTROLLING SHAREHOLDER") owning more than 50% of the Shares on a fully diluted basis proposes to sell more than 50% of the Shares to a Third Party, or if the Management Shareholders propose to sell all, but not less than all, of the Shares owned, directly or indirectly, by them to a Third Party (as such term is defined in Section 5.5), the Controlling Shareholder or Management Shareholders, as the case may be, may, at their option, by written notice to the other Shareholders, accompanied by an irrevocable offer (the "DRAG ALONG OFFER") from the Third Party to the other Shareholders to purchase, for a consideration that is the same as, or the cash equivalent of, the consideration per Share at which the Controlling Shareholder or Management Shareholders, as the case may be, propose to sell their Shares to the Third Party, require the other Shareholders to sell to the Third Party, all (but not less than all) of the Shares owned by such other Shareholders (the "DRAGGED SHARES") at the price specified in the Drag Along Offer. Subject to paragraph (b), the delivery by the Controlling Shareholder or the Management Shareholders, as the case may be, of an irrevocable Drag Along Offer shall bind the other Shareholders to sell the Dragged Shares. The date on which the sale is to close and the other closing arrangements (which shall be the same as those for the purchase and sale between the Third Party and the Controlling Shareholder or the Management Shareholders, as the case may be) shall be as specified in the Drag Along Offer. Except as specifically provided for above, the Drag Along Offer shall contain only such terms and conditions, if any, as are identical to those pursuant to which the Controlling Shareholder or Management Shareholders, as the case may be, propose to sell their shares to the Third Party.

      (b) Notwithstanding the foregoing paragraph (a), this Section 5.4 shall not apply to Clairvest unless either (i) Clairvest's realized price per share yields Clairvest a compounded annual rate of return of at least twelve (12%) percent, or (ii) after eighteen (18) months from the date hereof, the Corporation has achieved the fully-diluted per share earnings before tax, depreciation and amortization ("EBTDAPS") projections as shown on Schedule "B" hereto. The irrevocable Drag Along Offer given by the Management Shareholders to Clairvest shall include a calculation of the compounded annual rate of return or EBTDAPS, as the case may be, and shall be accompanied by a copy of the audited or unaudited financial results upon which such calculation is based. The delivery by the Management Shareholders to Clairvest of an irrevocable Drag Along Offer shall bind Clairvest to sell its Shares, provided that the compounded annual rate of
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                                       15



return or EBTDAPS calculation, as the case may be, is approved by Clairvest, such approval not to be unreasonably withheld.

VI.5        Sale by Controlling Shareholder or Management Shareholder -
            Tag Along

            Subject to the right of first refusal contained in Section 5.3 hereof and notwithstanding the provisions of Section 5.4 hereof, if any Controlling Shareholder or Management Shareholder, alone or in concert, receives a bona fide offer from a Person (other than a "related person" as defined in the Income Tax Act (Canada)) or a series of offers from a group of such Persons acting in concert (a "THIRD PARTY") to purchase some or all of the Shares owned, directly or indirectly, by them, such Controlling Shareholder(s) or Management Shareholder(s), as the case may be, shall not accept the offer unless the Third Party shall make an offer to purchase the Third Party's desired number of Shares pro rata from such Controlling Shareholder(s) or Management Shareholder(s),as the case may be, and the other Shareholders, at the same price and on the same terms and conditions as are contained in the offer made to the Controlling Shareholder(s) or Management Shareholder(s), as the case may be.

VI.6        Sale by Clairvest - Tag Along

            Subject to the right of first refusal contained in Section 5.3 hereof and notwithstanding the provisions of Section 5.4 hereof, provided that Clairvest owns in excess of twenty-five (25%) percent of the Common Shares, on a fully-diluted basis, if Clairvest receives a bona fide offer from a Third Party to purchase some or all of such Shares owned, directly or indirectly, by it, Clairvest shall not accept the offer unless the Third Party shall make an offer to purchase the Third Party's desired number of Shares pro rata from each of the Shareholders, including Clairvest, at the same price and on the same terms and conditions as contained in the offer made to Clairvest. The tag along rights provided by this Section 5.6 shall not apply in respect of any such offer for Shares of a class in respect of which Clairvest does not own, directly or indirectly, in excess of twenty-five (25%) percent of the outstanding Shares of said class of Shares.

VI.7        Sale by Clairvest - Right of First Opportunity and Drag Along

            Provided that there does not exist a Liquid Public Market for Shares, if at any time after March 31, 2003, Clairvest desires to sell all (but not less than all) of its Shares of Holdco, such Shares shall first be offered by Clairvest to Holdco for repurchase, at a price per Share equal to the per Share fair market value of the Shares, to be determined in accordance with the principles set out in Schedule "D" hereto.

            The fair market value of the Shares shall then be negotiated in good faith among Clairvest and Holdco in accordance with the principles set out in Schedule "D" hereto. If Holdco does not advise Clairvest in writing of its desire to repurchase from Clairvest all of Clairvest's Shares at the agreed upon fair market value of the Shares, or if Clairvest and Holdco cannot agree upon the fair market value of the Shares within thirty (30) days following receipt of Clairvest's notice of its desire to sell its Shares, Holdco shall, within fifteen (15) days thereafter, deliver to Clairvest a notice stating the per Share consideration (the "BEST OFFER") at which Holdco would be willing to repurchase all (but not less than all) of Clairvest's Shares, and Clairvest may
(i) within fifteen (15) days, accept the Best Offer, failing which the Best Offers shall expire, or (ii) within one hundred and eighty (180) days, by written notice to the other Shareholders accompanied by an irrevocable Drag Along Offer from a Third Party to such Shareholders to purchase, for consideration that is the same as, or the cash equivalent of, the consideration per Share at which Clairvest proposes to sell its Shares to the Third Party, require the other Shareholders to sell to the Third Party all (but not less than all) of the Shares owned, directly or indirectly, by the other Shareholders, at the price specified in the Drag Along Offer; provided that such consideration shall not be less than the Best Offer. In the event that Clairvest accepts the Best Offer, Holdco shall repurchase Clairvest's Shares within sixty (60) days from the date of such acceptance.

            The delivery by Clairvest of an irrevocable Drag Along Offer shall bind the other Shareholders to sell all (but not less than all) of the Shares owned, directly or indirectly, by such Shareholders to which the Drag Along Offer relates.

                                   ARTICLE VII
                               REGISTRATION RIGHTS

VII.1       Demand Registration

      (a) Provided that Clairvest owns, directly or indirectly, in excess of twenty (20%) percent of the Shares, on a fully-diluted basis, Clairvest may at any time after January 12, 2001, upon written request that Holdco effect the registration or qualification under the Securities Laws of Clairvest's Shares, and specifying the intended method of disposition thereof, Holdco will promptly give written notice of such requested registration (a "DEMAND REGISTRATION") at least twenty (20) days prior to the anticipated filing date of the prospectus or registration statement relating to such Demand Registration to all other Shareholders, and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Laws of:

               (i) the Shares that Holdco has been so requested to qualify or register by Clairvest, then held by Clairvest; and

              (ii) all other Shares that any other Shareholder (all such Shareholders, together with Clairvest, the "HOLDERS") has requested Holdco to qualify or register, subject to
                        Section 6.2 hereof, by written request received by Holdco within ten (10) days after the receipt by such Holders of such written notice given by Holdco,

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Shares so to be registered; provided that (i) Holdco shall not be obligated to effect more than one Demand Registration in any six-month period, and (ii) Holdco shall not be obligated to effect more than three (3) Demand Registrations for Clairvest pursuant to this
Section 6.1, unless Holdco shall be eligible to file a registration statement on Form S-3 under the Securities Act (or other comparable short form, including a short form prospectus under National Policy No. 47 of the Canadian Securities Administrators), in which event there shall be no limit on the number of such Demand Registrations pursuant to this Section 6.1; provided that the number of Demand Registrations that Holdco shall be obligated to effect pursuant to this
Section 6.1 shall be reduced by one (1) in the event that Clairvest requests one or more Incidental Registrations as defined in and pursuant to Section 6.2, regardless of the number of Incidental Registrations requested by Clairvest.

            Promptly after the expiration of the ten (10) day period referred to in Section 6.1(a)(ii) hereof, Holdco will notify all the Holders to be included in the Demand Registration of the other Holders and the number of Shares requested to be included therein. Clairvest may, at any time prior to the effective date of the prospectus or registration statement relating to such registration, revoke such request, without liability to any of the other Holders, by providing a written notice to Holdco and such other Holders revoking such request, in which case such request, so revoked shall not be considered a Demand Registration if any fees incurred by Holdco as a result of such revoked request are paid by Clairvest.

      (b) Subject to Section 6.1(c), Holdco will pay all Registration Expenses in connection with any Demand Registration; provided that if Holdco is required to undertake an audit of Holdco that it would not otherwise have been required to undertake, the costs associated with such audit shall be for the account, pro rata, of Clairvest and the other Holders, if any, participating in the Demand Registration.

      (c) A qualification or registration requested pursuant to this Section 6.1 shall not be deemed to have been effected unless the prospectus or registration statement relating thereto (i) has become effective under the Securities Laws, and (ii) has remained effective for a period of at least ninety (90) days (or such shorter period in which all Shares of the Holders included in such registration has actually been sold thereunder); provided that if after any prospectus or registration statement requested pursuant to this Section 6.1 becomes effective such prospectus or registration statement is interfered with by any stop order, cease trade order, injunction or other order or requirement of the SEC, the Canadian securities regulatory authorities or other governmental agency or court solely due to the actions or omissions to act of Holdco, such prospectus or registration statement shall be at the sole expense of Holdco and shall not be considered a Demand Registration. In the event that less than seventy-five (75%) percent of Clairvest's Shares initially proposed to be included in such prospectus or registration have been sold thereunder and Clairvest pays all Registration Expenses in connection with such prospectus or registration, such requested qualification or registration shall be deemed not be a Demand Registration pursuant to this Section 6.1.

      (d) If a Demand Registration involves a Public Offering and the managing underwriter shall advise Holdco and Holders that, in its view, (i) the number of Shares requested to be included in such registration or qualification (including Shares which Holdco proposes to be included), or (ii) the inclusion of some or all of the Shares owned by the Holders, in either case, exceeds the largest number of Shares which can be sold without having an adverse effect on such offering, including the price at which such Shares can be sold (the "MAXIMUM OFFERING SIZE"), Holdco will include in such registration or qualification, in the priority listed below, up to the Maximum Offering Size:

               (i) first, so much of the Shares requested to be included in such registration or qualification by Clairvest, as would not cause the offering to exceed the Maximum Offering Size;

              (ii) second, such number of Shares requested to be included in such registration or qualification by the other Holders (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such other Holders on the basis of the relative number of Shares requested by such other Holders to be included in such registration or qualification); and

             (iii) third, any Shares proposed to be registered or qualified by Holdco.

      (e) No Shareholder shall have the right to restrain or delay any registration or qualification of Shares by Holdco on the basis of any dispute or controversy concerning a Demand Registration.

VII.2       Incidental Registration

      (a) If Holdco proposes to register any of its Shares under the Securities Laws, it will each such time, subject to the provisions of Section 6.2(b) hereof, give prompt written notice at least twenty (20) days prior to the anticipated filing date of the prospectus or registration statement relating to such registration to each Shareholder which notice shall set forth such Shareholders' rights under this Section 6.2 and shall offer all Shareholders the opportunity to include in such prospectus or registration statement such number of Shares as each such Shareholder may request (an "INCIDENTAL REGISTRATION"). Upon the written request of any such Shareholder made within ten (10) days after the receipt of notice from Holdco (which request shall specify the number of Shares intended to be disposed of by such Shareholder), Holdco will use its best efforts to effect the qualification or registration under the Securities Laws of all Shares which Holdco has been so requested to quality or register by such Shareholders, to the extent requisite to permit the disposition of the Shares so to be qualified or registered; provided that (A) if such qualification or registration involves a Public Offering, all such Shareholders requesting to be included in Holdco's prospectus or registration must sell their Shares to the underwriters of the Public Offering on the same terms and conditions as apply to Holdco, and (B) if, at any time after giving written notice of its intention to qualify or register any Shares pursuant to this Section 6.2(a) and prior to the effective date of the prospectus or registration statement filed in connection with such qualification or registration, Holdco shall determine for any reason not to qualify or register such Shares, Holdco shall give written notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Shares in connection with such qualification or registration (without prejudice, however, to rights of any of the Shareholders under Section
6.1 hereof). No qualification or registration effected under this Section 6.2 shall relieve Holdco of its obligations to effect a Demand Registration to the extent required by Section 6.1 hereof. Holdco will pay all Registration Expenses in connection with each qualification or registration of Shares requested pursuant to this Section 6.2.

      (b) If a qualification or registration pursuant to this Section 6.2 involves a Public Offering (other than in the case of a Public Offering requested by Clairvest, in a Demand

Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 6.1(d) shall apply) and the managing underwriter advises Holdco that, in its view, the number of Shares that Holdco and such Shareholders intend to include in such qualification or registration exceeds the Maximum Offering Size, Holdco will include in such qualification or registration the Maximum Offering Size:

               (i) first, so much of the Shares proposed to be qualified or registered by Holdco, not to exceed two-thirds (_) of the Maximum Offering Size;

              (ii) second, all Shares requested to be included in such qualification or registration by any Shareholder pursuant to this Section 6.2 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of Shares so requested to be included in such qualification or registration); and

             (iii) so much of the remainder of the Shares proposed to be qualified or registered by Holdco as would not cause the offering to exceed the Maximum Offering Size.

VII.3       Holdback Agreements

            If any qualification or registration of Shares shall be in connection with a Public Offering, each Shareholder agrees not to effect any Public Sale of any Shares or of any securities convertible into or exchangeable or exercisable for any Shares (in each case, other than as part of such Public Offering) except as the managing underwriter may advise reasonably.

                                  ARTICLE VIII
                              CORPORATE GOVERNANCE

VIII.1      Voting and Replacement

            Each of the Shareholders shall vote or cause to be voted the Shares beneficially owned or controlled by it and exercise its influence so that:

      (a)   The Board shall consist of seven (7) Directors;

      (b) The Corporation Board shall consist of seven (7) Corporation Directors, who shall be the same seven (7) individuals as comprise the Board;

      (c)   Four (4) nominees of Gaspar, two (2) nominees of Clairvest and one
            (1) nominee of the Stitzer Group, shall be elected and maintained in office as Directors and as Corporation Directors;

      (d) On the appointment or election of each Director, the secretary of Holdco shall make note of the nominator of the Director in the records of Holdco, and the nominator shall be entitled by direction in writing, from time to time, to remove its nominee or nominees and to nominate his successor or successors who shall promptly be elected a Director as contemplated herein;

      (e) On the appointment or election of each Corporation Director, the secretary of the Corporation shall make note of the nominator of the Corporation Director in the records of the Corporation, and the nominator shall be entitled by direction in writing, from time to time, to remove its nominee or nominees and to nominate his successor or successors who shall promptly be elected a Corporation Director as contemplated herein;

      (f) The number of Directors from time to time constituting a quorum at the meetings of the Board shall be a majority of the Directors, provided that at least one (1) Director nominated by Clairvest must be present;

      (g) Notwithstanding Section 7.1(f) hereof, if notice of a meeting of the Board has been duly given and on two consecutive occasions there is no quorum by reason of the absence of the Clairvest nominee, a third notice of meeting of the Board may be issued, a quorum for such meeting constituted and the meeting held without the Clairvest nominee being present;

      (h) The number of Corporation Directors from time to time constituting a quorum at the meetings of the Corporation Board shall be a majority of the Corporation Directors, provided that at least one (1) Director nominated by Clairvest must be present;

      (i) Notwithstanding Section 7.1(h) hereof, if notice of a meeting of the Corporation

            Board has been duly given and on two consecutive occasions there is no quorum by reason of the absence of the Clairvest nominee, a third notice of meeting of the Board may be issued, a quorum for such meeting constituted and the meeting held without the Clairvest nominee being present;

      (j) Subject to Section 7.1(k) hereof, resolutions of the Directors and the Corporation Directors shall be decided by a majority of those voting;

      (k) A resolution to amend any provision of the Management Agreement among the Corporation, C.F. Capital Corporation, G. John Krediet and Stephen L. Larson dated January 12, 1996, as amended from time to time, may only be passed with the unanimous approval of the Corporation Directors;

      (l) A resolution authorizing or approving any of the following matters in respect of Holdco may only be passed provided at least one (1) of the Directors nominated by Clairvest approves the resolution, such approval not to be unreasonably withheld:

               (i) any acquisition over Five Million ($5,000,000) Canadian Dollars;

              (ii) capital expenditures which, in the aggregate, would exceed the annual budget of Holdco by in excess of ten (10%) percent thereof;

             (iii) any issuance of debt or equity securities or options to acquire such securities;

              (iv) any sale or disposition of any material part of the business of Holdco other than the sale of all or substantially all of the assets of Holdco in circumstances in which either Clairvest's realized price per Share yields Clairvest a simple annual rate of return of at least twelve (12%) percent, or after eighteen (18) months from the date hereof, Holdco has achieved the earnings before tax, depreciation and amortization ("EBTDAPS") projections as shown on Schedule "B";

               (v) any winding-up, liquidation or dissolution of Holdco or any of its subsidiaries;

              (vi) any merger, amalgamation or arrangement with any other entity, corporate or otherwise, other than the amalgamation contemplated in Section 11.1 hereof;

             (vii) any approval of the annual budget of Holdco, or any amendments or modifications thereof;

            (viii) any transaction or course of action which may cause Holdco to deviate materially from its annual budget;

              (ix)      any determination concerning compensation of the
                          Management Shareholders; and

               (x) any declaration or payment of a dividend or other distribution to any Shareholder.

            provided, that such approval of at least one (1) of the Directors nominated by Clairvest upon such matters need not be obtained if there has been a change of control of Clairvest at any time after the date of this Agreement;

      (m) A resolution authorizing or approving any of the following matters in respect of the Corporation may only be passed provided at least one (1) of the Corporation Directors nominated by Clairvest approves the resolution, such approval not to be unreasonably withheld

               (i) any acquisition over Five Million ($5,000,000) Canadian Dollars;

              (ii) capital expenditures which, in the aggregate, would exceed the annual budget of the Corporation by in excess of ten (10%) percent thereof;

             (iii) any issuance of debt or equity securities or options to acquire such securities;

              (iv) any sale or disposition of any material part of the business of the Corporation other than the sale of all or substantially all of the assets of the Corporation in circumstances in which either

                        Clairvest's realized price per Share yields Clairvest a simple annual rate of return of at least twelve (12%) percent, or after eighteen (18) months from the date hereof, the Corporation has achieved the earnings before tax, depreciation and amortization ("EBTDAPS") projections as shown on Schedule "B";

               (v) any winding-up, liquidation or dissolution of the Corporation or any of its subsidiaries;

              (vi) any merger, amalgamation or arrangement with any other entity, corporate or otherwise, other than the amalgamation contemplated in Section 11.1 hereof;;

             (vii) any approval of the annual budget of the Corporation, or any amendments or modifications thereof;

            (viii) any transaction or course of action which may cause the Corporation to deviate materially from its annual budget;

              (ix)      any determination concerning compensation of the
                          Management Shareholders; and

               (x) any declaration or payment of a dividend or other distribution to any Shareholder.

            provided, that such approval of at least one (1) of the Directors nominated by Clairvest upon such matters need not be obtained if there has been a change of control of Clairvest at any time after the date of this Agreement;

            (n) The Chairman of a meeting of the Board or the Corporation Board shall not have a second or casting vote;

            (o) The Directors shall be paid such remuneration as may from time to time be determined by the Board. Such remuneration shall be in addition to any salary or professional fees payable to a Director who services Holdco in any other capacity. In addition, the Directors shall be reimbursed for their out-of-pocket expenses incurred in attending Board meetings or meetings of Shareholders or otherwise in the performance by them of their duties as the Board may from time to time determine;

            (p) The Corporation Directors shall be paid such remuneration as may from time to time be determined by the Corporation Board. Such remuneration shall be in addition to any salary or professional fees payable to a Corporation Director who services the Corporation in any other capacity. In addition, the Corporation Directors shall be reimbursed for their out-of-pocket expenses incurred in attending Corporation Board meetings or meetings of Shareholders or otherwise in the performance by them of their duties as the Corporation Board may from time to time determine;

            (q) A meeting of the Board, in person or, if agreed unanimously by the Board, by teleconference, shall, at a minimum, be held no later than six (6) months from the date of the last meeting of the Board.

            (r) A meeting of the Corporation Board, in person or, if agreed unanimously by the Corporation Board, by teleconference, shall, at a minimum, be held no later than six (6) months from the date of the last meeting of the Corporation Board.


VIII.2      Meetings with Management

            Clairvest may request a meeting with management of Holdco, the date, location, which members of senior management shall be in attendance, and the agenda of which meeting shall be set by Clairvest, provided that senior management of Holdco shall only be obliged to participate in two (2) such meetings in any particular fiscal year.


                                   ARTICLE IX
                             RESOLUTION OF DISPUTES

IX.1        Arbitration

            Any dispute, difference or disagreement arising out of or relating to this Agreement which cannot be settled by the Shareholders may be submitted by any of the Shareholders to arbitration in Halifax pursuant to the provisions of the Arbitration Act of Nova Scotia. There shall be a single arbitrator jointly appointed by the Shareholders or, if they are unable to agree, pursuant to the provisions of the Arbitration Act of Nova Scotia. The arbitrator may order the parties to produce any documents prior to the arbitration or to submit any witness to pre-arbitration discovery.

IX.2        Arbitrator's Fees

            The arbitrator's fees and disbursements and all other reasonable fees and disbursements including legal fees, incurred by the Parties in connection with the arbitration shall be borne by the unsuccessful party, provided however, that if there is no clear unsuccessful party, the parties agree to pay such fees and expenses in opposite proportion to how their respective position is upheld by the arbitrator.

                                    ARTICLE X
                     ENFORCEMENT OF SHAREHOLDERS' AGREEMENT

X.1         Voting Power - Holdco

            The Shareholders shall at all times use their voting powers (whether expressed by way of vote or written consent) in accordance with the provisions of this Agreement for the purposes of giving effect to the same and to ensure that the Directors shall exercise their powers as members of the Board consistent with this Agreement and for the purposes of effectuating the same. The Board shall ensure that the officers and employees of Holdco shall carry out all duties which they are required to perform under the provisions of this Agreement.

X.2         Voting Power - Corporation

            Holdco shall at all times use its voting powers (whether expressed by way of vote or written consent) in accordance with the provisions of this Agreement for the purposes of giving effect to the same and to ensure that the Corporation Directors shall exercise their powers as members of the Corporation Board consistent with this Agreement and for the purposes of effectuating the same. The Board shall ensure that the officers and employees of the Corporation shall carry out all duties which they are required to perform under the provisions of this Agreement.

X.3         Legend

            Reference to and notice of this Agreement shall be endorsed on all certificates issued by the Corporation and by Holdco representing Shares.

X.4         Additional Parties

            Every issue and transfer of Shares shall be subject to the condition that each subscriber or transferee, as the case may be, shall, if not a party hereto execute an Assumption Agreement. The President and Secretary of Holdco are hereby expressly authorized to execute Assumption Agreements from time to time on behalf of the Shareholders. Any agreement to be bound hereby and any other agreement in favour of the parties hereto shall be effectively delivered to each party hereto by delivering to the secretary of Holdco a signed copy thereof and the secretary shall thereupon forward a photocopy of such copy to each party hereto.

X.5         Conflict with Memorandum and Articles of Association

            In the event of a conflict or inconsistency between the terms of this Agreement and the Memorandum and Articles of Association of Holdco or the Corporation, the provisions of this Agreement shall prevail.


                                   ARTICLE XI
                       BUSINESS OF HOLDCO AND CORPORATION

XI.1 Except with the written consent of Clairvest and the holders of not less than 50% of the Shares, Holdco shall not engage in any business other the holding of the shares of the Corporation, and the Corporation shall not engage in any business other than the manufacturing, bottling, distribution and/or sale of beverages of any nature or kind.

                                   ARTICLE XII
                               FUTURE TRANSACTION

XII.1 The parties hereto acknowledge and agree that Holdco, the Corporation and certain of its wholly owned Canadian subsidiaries shall amalgamate in the future, and in any event prior to January 1, 1999, and that following such amalgamation this shareholder's agreement shall continue to apply to the amalgamated company, mutatis mutandis. For greater certainty and without limiting the generality of the foregoing, it is acknowledged and agreed that following such amalgamation, references herein to Holdco or the Corporation shall be deemed to be references to the corporation continuing from such amalgamation.

XII.2 The parties further acknowledge and agree that the capital structure of Holdco shall be reorganized on or prior to June 1, 1998, such that the holders of Class A Common Shares, Class B Common Shares, Class C Common Shares and Class F Common Shares of Holdco shall exchange such Shares on a one for one basis for Class D Common Shares of Holdco, which Class D Common Shares shall have the same rights and attributes as the Class A Common Shares of the Corporation. Notwithstanding anything in this Agreement, until such capital reorganization shall have been effected and so long as there remains outstanding more than one class of shares, references in this Agreement to any one class of shares shall be deemed to be references to all outstanding classes of shares, as if there were only one class of shares outstanding at the relevant time.

                                  ARTICLE XIII
                   COVENANTS, REPRESENTATIONS AND WARRANTIES


XIII.1 Holdco represents and warrants to the Shareholders that as of the date hereof:

      (a) Holdco has the necessary corporate power to own or lease its property and to carry on its business as now being conducted by it and is duly qualified as a corporation to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary; and

      (b) No person, firm or corporation has any agreement or option or any right or privilege capable of becoming an agreement, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of Holdco.

XIII.2 The Corporation represents and warrants to the Shareholders that as of the date hereof:

      (a) The Corporation has the necessary corporate power to own or lease its property and to carry on its business as now being conducted by it and is duly qualified as a corporation to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary; and

      (b) Other than the options set out in Schedule E, no person, firm or corporation has any agreement or option or any right or privilege capable of becoming an agreement, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation.

XIII.3 Holdco covenants and agrees that it will deliver to each of the Shareholders audited financial statements of Holdco within ninety (90) days of each fiscal year end of Holdco. Holdco further covenants and agrees that it will deliver to each of the Shareholders periodic financial statements for each of its subsidiaries, and on a consolidated basis, within thirty (30) days after the end of the period, which will include an income statement, a statement of cash flows, balance sheet, and exhibits detailing net cooler placements and water sales in units. For the purposes of this agreement, a "PERIOD" shall mean a period of four (4) calendar weeks, of which there are thirteen (13) such periods in a particular fiscal year.

XIII.4 Except as otherwise provided for herein or as specifically consented to in writing by the Shareholders, Holdco shall not, and shall not make any agreement to, directly or indirectly, sell, assign, transfer, give, devise, bequeath, mortgage, charge, pledge, hypothecate or otherwise dispose of, alienate or in anyway encumber or create a security interest in, or grant any option on, any shares in the capital stock of the Corporation. Any attempt to accomplish or effect any or all of the acts prohibited hereby shall be null and void. For greater certainty, any change or attempt to effect a change in the beneficial ownership of shares in the capital stock of the Corporation by Holdco shall be deemed to be a transfer or an attempt to transfer shares in the capital stock of the Corporation by Holdco.

                                   ARTICLE XIV
                                  MISCELLANEOUS

XIV.1       Amendments

            This Agreement represents the entire agreement among the parties and may be amended only in writing signed by all parties affected thereby.

XIV.2       Notices

            All notices given pursuant to this Agreement shall be in writing and given by mail, courier, fax or personal delivery to the parties as follows:

To Holdco and the Corporation:      19 Fielding Avenue
                                    Dartmouth, Nova Scotia
                                    B3B 1C9

                              Fax No.     468-2751
                              Attention: President

To Clairvest:                 22 St. Clair Avenue East
                              Suite 1700
                              Toronto, Ontario
                              M4T 2S3

                              Fax No. (416) 964-5828
                              Attention:  Kenneth B. Rotman

To Gaspar:                    Cartrust Corporation Limited
                              White Park House
                              White Park Road
                              P.O. Box 806 E
                              Bridgetown, Barbados

                              Fax No. (246) 436-7867
                              Attention: Marry Ellen Bourque

To C. Sean Day:               c/o Navios Corporation
                              Stamford Harbour Park
                              333 Ludlow Street
                              Stamford, CT 06902

                              Fax No. 203-961-0650

To Larson:                    c/o C.F. Capital Corporation
                              One Landmark Square
                              Eighteen Floor
                              Stamford, Connecticut
                              U.S.A. 06901

                              Fax No. 203-325-1057

To Newman:                    Kevin Newman
                              200 Park Avenue
                              Suite 2200
                              New York, New York 10166

                              Fax No. 212-297-4024

To Mark Stitzer:              290 Round Hill Road
                              Greenwich, Connecticut
                              USA  06831

                              Fax No. 203-629-0939

To Lucy Stitzer:              290 Round Hill Road
                              Greenwich, Connecticut
                              USA  06831

                              Fax No. 203-629-0939

To Stewart Allen:             c/o Canadian Springs Water Company
                              17-3771 North Fraser Way
                              Burnaby, BC V5J 5K6

                              Fax No. 604-437-4002



or to such other address, fax number or office of a party as that party may notify all other parties from time to time.

XIV.3       Effective Time of Notice

            Notices shall be deemed given upon the earlier of the following:

      (a) If mailed, on the fifth Business Day following deposit in the mails;

      (b)   If given by fax, on transmission;

      (c)   On receipt.

XIV.4       Governing Law

            This Agreement shall be governed by and construed in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

XIV.5       Assigns

            This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

XIV.6       Further Assurances

            The parties hereto shall do such further acts, execute and deliver such further documents and give such further assurances as may be necessary or desirable to give full effect to this Agreement.

XIV.7       Time

            Time is of the essence of this Agreement.

XIV.8       Counterparts

            This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF the parties hereto have properly executed this Agreement on the date and at the place first written above.

                                          SPARKLING SPRING WATER
                                          GROUP LIMITED


                                          Per:           /s/Stephen Larson
                                              -------------------------------
                                                                           c/s

                                          Per:           /s/Art Goodick
                                              -------------------------------

                                          SPARKLING SPRING WATER LIMITED


                                          Per:           /s/Stephen Larson
                                              -------------------------------
                                                                             c/s

                                          Per:           /s/Art Goodick
                                              -------------------------------

                                          CLAIRVEST GROUP INC.

                                          Per:             /s/Ken Rotman
                                              -------------------------------
                                                                             c/s

                                          Per:             /s/Abby Strahl
                                              -------------------------------

                                          GASPAR LIMITED


                                          Per:  /s/Mary Ellen Bourque
                                              -------------------------------
                                                                             c/s


                                          Per:
                                              -------------------------------

                                                    /s/C. Sean Day
--------------------------------                 -------------------------------
Witness to C. Sean Day                               C. SEAN DAY



                                                    /s/Stephen Larson
--------------------------------                 -------------------------------
Witness to Stephen L. Larson                          STEPHEN L. LARSON



                                                   /s/Kevin Newman
--------------------------------                 -------------------------------
Witness to Kevin Newman                               KEVIN NEWMAN



                                                   /s/ Mark Stitzer
--------------------------------                 -------------------------------
Witness to Mark Stitzer                               MARK STITZER



                                                   /s/Lucy Stitzer
--------------------------------                 -------------------------------
Witness to Lucy Stitzer                              LUCY STITZER



                                                   /s/Stewart Allen
--------------------------------                 -------------------------------
Witness to Stewart Allen                             STEWART ALLEN

                                  SCHEDULE "A"


            THIS ASSUMPTION AGREEMENT made the       day of 19  ;

B E T W E E N:

                  SPARKLING SPRING WATER GROUP LIMITED (hereinafter called "Holdco")

                              - and -


                                  , of                  , and              , of

                  acting on behalf of themselves and the Shareholders

                              - and -


                                  , of                  , and              , of

                  acting on behalf of themselves and the Shareholders (hereinafter the "NEW SHAREHOLDER")


            WHEREAS Holdco and the Shareholders entered into an agreement dated
o , 1997 (hereinafter the "AGREEMENT"), a copy of which is attached hereto, affecting the transfer or pledge of shares in Holdco and other rights of the holders of shares.

            AND WHEREAS the Agreement provides that no shares shall be issued to any other party unless and until such party executes this Assumption Agreement;

            AND WHEREAS the New Shareholder is desirous of having
(         ) shares in Holdco registered in the name of the New Shareholder;

            NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set out, the parties agree as follows:

1. All terms in this Assumption Agreement shall have the same meaning as in the Agreement and this Assumption Agreement shall amend the Agreement as provided herein and shall be read and construed therewith as if they constituted but one document.

2. The New Shareholder agrees to be bound by the terms and conditions of the Agreement as if the New Shareholder were one of the Shareholders named in such Agreement.

3. Holdco and the Shareholders agree to accept the New Shareholder as a shareholder in Holdco and to be bound to the New Shareholder as if the New Shareholder had been one of the Shareholders originally named in the Agreement.

4. The New Shareholder agrees to assume all the rights and obligations of under the Agreement so that as of the date hereof, the New Shareholder shall replace as a Shareholder.

5. Any notices or other communications given pursuant to the Agreement to the New Shareholder shall be given in accordance with Section 12.2 of the Agreement to the New Shareholder, addressed as follows:

            Name of Party
            Address
            Fax No.
            Attention:____________________ (insert office such as President)

            IN WITNESS WHEREOF the parties hereto have executed these presents by affixing their hands and seals the day and year first above written.

SIGNED, SEALED AND DELIVERED    )   SPARKLING SPRING WATER
      in the presence of:       )   GROUP LIMITED
                                )
                                )
                                )    Per:____________________________________
                                )
                                )
                                )    Per:____________________________________
                                )
                                )
                                )        _____________________________________
                                )               President
                                )
                                )
                                )        _____________________________________
                                )               Secretary
                                )
                                )   The President and Secretary signing on their
                                )   own behalf and on behalf of the Shareholders
                                )
                                )
                                )
                                        ______________________________________

                               SCHEDULE B - PAGE 1


                            (Shareholders Agreement)


              CONSOLIDATED SPARKLING SPRING WATER INCOME STATEMENT

                                                                                         (C$ Thousands)
Revenue                                  1991         1992           1993          1994          1995          1996          1997
                                         ----         ----           ----          ----          ----          ----          ----
       Buxton                           5,770         7,440          7,876         8,902        11,436        13,151        14,729
         Aquaporte                          0         1,224          1,592         2,324         2,823         3,244         3,568
       SSW                              3,813         4,595          4,975         6,109         7,246         8,129         8,775
       CS                               5,419         6,461          8,079        10,179        12,138        13,331        14,853
                                      --------------------------------------------------------------------------------------------
                                       15,002        19,720         22,522        27,515        33,642        37,856        41,926
                  Growth                              31.5%          14.2%         22.2%         22.3%         12.5%         10.8%

Cost of Sales and Operating Costs
       Buxton                           6,273         6,682          6,266         6,624         7,724         8,627         9,226
       Aquaporte                            0         1,146          1,224         1,763         1,874         1,945         2,030
       SSW                              2,908         3,873          3,925         4,728         5,440         5,938         6,346
       CS                               3,650         4,491          6,392         7,601         9,205         9,707         9,860
                                      --------------------------------------------------------------------------------------------
                                       12,831        16,172         17,808        20,713        24,243        26,217        27,463

Operating Cash Flow
       Buxton                            (503)          778          1,609         2,278         3,711         4,524         5,503
       Aquaporte                            0            78            368           562           949         1,299         1,538
       SSW                                905           722          1,050         1,384         1,806         2,191         2,439

       CS                               1,769         1,970          1,687         2,578         2,933         3,624         4,993
                                      --------------------------------------------------------------------------------------------
                                        2,171         3,548          4,714         6,801         9,399        11,639        14,463

       Margin %                         14.5%         18.0%          20.9%         24.7%         27.9%         30.7%         34.5%
       Growth %                                       63.4%          32.9%         44.3%         38.2%         23.8%         24.3%


Corporate Overhead, which includes
  Larson & Krediet Compensation &
  C.F. Capital expenses                                                                                        1,367         1,469
                                                                                                      ----------------------------

EBITDA                                                                                                        10,272        12,994

Depreciation and Amort.                                                                                        4,205         4,289
Interest Expense                                                                                               3,059         2,852
Other Expense/(Income)                                                                                           126           126
                                                                                                      ----------------------------
       Pre-Tax Income                                                                                          2,881         5,727
Income Tax                                                                                                       299         2,205
Dividends                                                                                                          0             0
                                                                                                      ----------------------------
             Net Income Available to Common                                                                    2,582         3,522





Revenue                                 1998          1999          2000          2001          2002
                                        ----          ----          ----          ----          ----
       Buxton                          16,202        17,822        19,605        21,565        23,721
         Aquaporte                      3,925         4,318         4,750         5,225         5,747
       SSW                              9,464        10,208        11,013        11,882        12,823
       CS                              16,338        17,972        19,419        20,603        21,861
                                       ---------------------------------------------------------------
                                       45,930        50,320        54,785        59,275        64,152
                  Growth                 9.5%          9.6%          8.9%          8.25          8.2%

Cost of Sales and Operating Costs
       Buxton                          10,028        10,908        11,874        12,934        14,102
       Aquaporte                        2,229         2,392         2,588         2,760         2,970
       SSW                              6,787         7,262         7,775         8,330         8,930
       CS                              10,817        11,888        12,799        13,560        14,366
                                       ---------------------------------------------------------------
                                       29,862        82,430        35,016        37,585        40,368

Operating Cash Flow
       Buxton                           6,174         6,914         7,731         8,631         9,619
       Aquaporte                        1,696         1,926         2,181         2,484         2,777
       SSW                              2,677         2,946         3,237         3,552         3,893

       CS                               5,521         6,104         6,620         7,043         7,494
                                       ---------------------------------------------------------------
                                       16,068        17,890        19,769        21,690        23,783

       Margin %                         35.0%         35.6%         36.1%         36.6%         37.1%
       Growth %                         11.1%         11.3%         10.5%          9.7%          9.6%


Corporate Overhead, which includes
  Larson & Krediet Compensation &
  C.F. Capital expenses
                                        1,569         1,679         1,790         1,903         2,024
                                       ----------------------------------------------------------------

EBITDA                                 14,499        16,211        17,979        19,788        21,759

Depreciation and Amort.                 4,024         4,043         3,882         2,395         2,403
Interest Expense                        2,404         1,840         1,153           379         (465)
Other Expense/(Income)                    126            83             0             0             0
                                       ----------------------------------------------------------------
       Pre-Tax Income                   7,945        10,265        12,945        17,014        19,811
Income Tax                              3,059         3,952         4,984         6,550         7,627
Dividends                                   0             0             0             0             0
                                       ----------------------------------------------------------------
    Net Income Available to Common      4,886         6,313         7,961        10,463        12,184

Notes

(1) Prior to 1996 CS figures represent a March 31 Year-end. (The 3/31/95 year is placed in the 1994 column.)

                               SCHEDULE B - PAGE 2

                            (Shareholders Agreement)

EBTDAPS PROJECTION

For the purposes of section 5.04(b) of the Shareholders Agreement and sections
2.02 and 2.04 of the Management Agreement EBTDAPS shall mean: Net Income plus
(i) Income Taxes, (ii) Depreciation, (iii) Amortization, and (iv) payments made to Krediet, Larson and C.F. as described in sections 2.04(a) and (b) of the Management Agreement, DIVIDED BY the number of fully diluted shares outstanding at the time. The depreciation of assets and amortization of goodwill will utilize the same accounting practices as in the December 31, 1995 audited financials for the company as prepared by Ernst & Young. For greater clarity, the calculation will be on an after interest expense basis.


EBTDAPS Target in Canadian Dollars

                           1996          $ 3.86
                           1977          $ 5.31
                           1998          $ 6.30
                           1999          $ 7.45
                           2000          $ 8.68
                           2001          $ 9.98
                           2002          $11.16

                               )               [New Shareholder]




                                  SCHEDULE "C"



                             REGISTRATION PROCEDURES

            Whenever Shareholders request that any Shares be qualified or registered pursuant to Section 6.1 or 6.2, Holdco will, subject to the provisions of such Sections, use its best efforts to effect the qualification or registration and the sale of such Shares in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

      (a) Holdco will as expeditiously as possible prepare and file with the SEC and/or with the relevant Canadian securities regulatory authority a prospectus and/or registration statement on any form for which Holdco then qualifies or which counsel for Holdco shall deem appropriate and which form shall be available for the sale of the Shares to be qualified or registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed prospectus and/or registration statement to become and remain effective for a period of not less than ninety (90) days.

      (b) Holdco will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Shareholder and each underwriter, if any, of the Shares covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter Holdco will furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Shares owned by such Shareholder.

      (c) After the filing of the prospectus and/or registration statement, Holdco will promptly notify each Shareholder holding Shares covered by such prospectus and/or registration statement of any stop order or cease trade order issued or threatened by the SEC or by any relevant Canadian securities regulatory authority and take all reasonable actions required to prevent the entry of such stop order or cease trade order or to remove or revoke it if entered.

      (d) Holdco will use its best efforts to (i) register or qualify the Shares covered by such prospectus or registration statement under such other securities or blue sky laws of such jurisdictions in the United States and Canada as any Shareholder holding such Shares reasonably (in light of such Shareholder's intended plan of distribution) requests and (ii) cause such Shares to be qualified or registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Holdco and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Shares owned by such Shareholder; provided that Holdco will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction.

      (e) Holdco will immediately notify each Shareholder holding such Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Laws, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Shares, such prospectus will contain full, true and plain disclosure of all material facts relating to the securities covered thereby and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made and promptly prepare and make available to each such Shareholder any such supplement or amendment.

      (f) Upon the execution of confidentiality agreements in form and substance satisfactory to Holdco, Holdco will make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to a prospectus or registration statement being filed by Holdco and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of Holdco (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Holdco's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such prospectus or registration statement. Records that Holdco determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such prospectus or registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or from any Canadian securities regulatory authority.

      (g) Holdco will furnish to each such Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to Holdco and (ii) a comfort letter or comfort letters from Holdco's independent public or chartered accountants, each in customary form and covering such matters the type customarily covered by opinions or comfort letters, the case may be, as the Holders or managing underwriter therefor reasonably requests.

      (h) Holdco will otherwise use its best efforts comply with all applicable rules and regulations of the SEC and the relevant Canadian securities regulatory authorities.

      (i) Holdco may require each such Shareholder to promptly furnish in writing to Holdco such information regarding the distribution of the Shares as Holdco may from time to time reasonably request and such other information as may be legally required in connection with such registration or qualification.

            Each such Shareholder agrees that, upon receipt of a notice from Holdco of the happening of any event of the kind described in paragraph (e) above, such Shareholder will forthwith discontinue disposition of Shares pursuant to the prospectus or registration statement covering such Shares until such Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) above, and, so directed by Holdco, such Shareholder will deliver to Holdco all copies, other than any permanent file copies then in such Shareholder's possession, of the most recent prospectus covering such Shares at the time of receipt of such notice. In the event that Holdco shall give such notice, Holdco shall extend the period during which such prospectus or registration statement shall be maintained effective (including the period referred to in paragraph (a) above) by the number of days during the period from and including the date of the giving of notice pursuant to paragraph
(e) above to the date when Holdco shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of paragraph
(e) above.

            Holdco agrees to indemnify and hold harmless each Shareholder holding Shares covered by a prospectus or registration statement, its officers, directors and agents, and each person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act, Section 20 of the Exchange Act or Section 1 of the Securities Act (Ontario) from and against any and all losses, claims, damages and liabilities (including those resulting from any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority) caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Shares (as amended or supplemented if Holdco shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to Holdco by such Shareholder or on such Shareholder's behalf expressly for use therein; provided that Holdco shall not be liable for any untrue statement or omission contained in a preliminary prospectus which untrue statement or omission was corrected in a final prospectus or supplement which was furnished to such Shareholder. Holdco also agrees to indemnify any underwriters of the Shares, their officers, directors, employees and agents and each person who controls such underwriters (other than in respect of loss of profit or information relating solely to the underwriters) on substantially the same basis as that of the indemnification of the Shareholders provided in this paragraph and which indemnification shall provide, in addition, an indemnity in respect of any breach of representation or warranty of Holdco contained in any underwriting agreement in respect of Shares.

                                  SCHEDULE "D"

                  FAIR MARKET VALUE DETERMINATION PROCEDURES

For the purposes of Section 5.7, "FAIR MARKET VALUE" shall mean the greater of:

              (ii) the potential public market value of the Shares being valued;
             (iii) the value at which a strategic buyer would pay for all of the outstanding Shares of Holdco multiplied by the relevant percentage of Holdco being appraised; and
              (iv) the value at which a financial buyer would pay for all of the outstanding Shares of Holdco multiplied by the relevant percentage of Holdco being appraised.

Fair market value shall be determined on a per Share basis (based on the aggregate fair market value of all Shares assuming that all conversion rights attached thereto have been exercised). Fair market value shall be calculated:

      (b) on the basis that the buyer is under no compulsion to buy and the seller is under no compulsion to sell,

      (c)               on a going-concern basis,

      (d) without any discount for minority interest or any premium for control;

      (e) assuming that all non-arm's length agreements are no longer in place, including the Management Agreement; and

      (f) there are no restrictions on transfer and that there are no costs associated with determining the fair market value.

                                  SCHEDULE "E"

                               OUTSTANDING OPTION

                                  SCHEDULE "F"

                             SUBSCRIPTION AGREEMENT

                                       FOR

                                        *


TO:   SPARKLING SPRING WATER GROUP LIMITED (the "COMPANY")

      WHEREAS the undersigned (the "SUBSCRIBER") is an employee of the Company or one of its operating subsidiaries or affiliated companies, and the Company deems it desirable to issue Class E non-voting common shares in the capital stock of the Company;

      AND WHEREAS the Subscriber has agreed to subscribe for Class E non-voting common shares upon the terms and conditions contained in this Subscription Agreement, and the Company has agreed to accept the subscription for Class E non-voting common shares upon the terms and conditions contained in this Subscription Agreement;

      NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

1.    SUBSCRIPTION AND ACCEPTANCE

1.1 The Subscriber hereby subscribes for _ Class E non-voting common shares (the "CLASS E SHARES") for an aggregate subscription price of U.S. $* payable to the Company in cash within 30 days from the date hereof.

1.2 The Company hereby accepts the subscription for Class E Shares and agrees to issue the Class E Shares provided that it receives an executed copy of this Agreement and the subscription price payable to "Stewart McKelvey Stirling Scales in trust" on or prior to January 15, 1998.

2.    POWER OF ATTORNEY AND PROXY

2.1 The Subscriber hereby irrevocably constitutes and appoints the Vice-Chairman of the Company, and failing which, the Chairman of the
      Company:

      (a) as proxyholder to attend and to vote on behalf of the Subscriber or otherwise act as its proxy or representative at every meeting of the Company at which the Subscriber as holder of Class E Shares or any shares or securities into which such Class E Shares shall have been converted or exchanged or any shares or other securities resulting from a reclassification thereof (hereinafter collectively referred to as the "SHARES"), is entitled to vote, including without limitation, any meeting at which a class vote is held in respect of non-voting shares of the Company; and

      (b) as its attorney for the Subscriber and in the Subscriber's name to vote and act in respect of the Shares (including signing resolutions in writing in lieu of meetings), to execute a proxy in respect of the Shares, to execute and deliver a pledge of the Shares to the lenders of the Company to secure loans to the Company, and to endorse and transfer to the Company, or its nominee, any of the Shares which may require endorsements or transfer, in order that full title to the Shares may be vested in the Company or its nominee, all as fully and effectually as the Subscriber could do.

2.2 The Subscriber declares that the power of attorney granted hereby is irrevocable and is coupled with an interest and will survive the death, incapacity and bankruptcy of the Subscriber and will extend to and be binding upon the heirs, executors, administrators, and legal personal representatives of the Subscriber.

3.    REPRESENTATIONS AND WARRANTIES

3.1 By executing this Subscription Agreement, the Subscriber represents, warrants and covenants to the Company (and acknowledges that the Company is relying thereon) that:

      (a) the Subscriber acknowledges that no market exists for the Shares and none is expected to develop. The investment in the Shares is subject to a number of risks and the Subscriber acknowledges that no reliance has been made on any representation, express or implied;

      (b) the Subscriber has been independently advised about and is aware of the characteristics of the Shares, the risks relating to an investment therein and the fact that the Subscriber may not sell or transfer the Shares except in accordance with the provisions set out in this Subscription Agreement, and the Subscriber confirms that no representations have been made to the Subscriber by or on behalf of the Company with respect to the Shares;

      (c)   the Subscriber is a resident of _ ;

      (d) this Subscription Agreement constitutes a legal, valid, binding and enforceable obligation of the Subscriber;

      (e) the Subscriber is familiar with and understand the terms of this Subscription Agreement and that the Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the investment in the Shares;

      (f) the Subscriber is purchasing the Shares as principal for its own account, not for the benefit of any other person, and not with a view to the resale or distribution of all or any of the Shares;

      (g) no offering memorandum has been delivered to the Subscriber in connection with the sale of the Shares, and the Subscriber has not become aware of any advertisement in printed media of general and regular paid circulation, radio or television with respect to the distribution of the Shares or any other advertising or sales literature (as defined in subsection 56(2) of the Securities Act (Nova Scotia));

      (h) the Company is a "private company" within the meaning ascribed to that term in the Securities Act (Nova Scotia) and the articles of association of the Company contain restrictions on the transfer of the Shares, prohibit any invitation to the public to subscribe for securities of the Company and restrict the number of shareholders of the Company, exclusive of persons who are in the employment of the Company and persons who, having been formerly in the employment of the Company, were, while in that employment, and have continued after termination of that employment, to own at least one share of the Company, to not more than 50 in number;

      (i) the rights conferred on the Subscriber by this Subscription Agreement pertain only to the Shares and this Subscription Agreement does not constitute any agreement in respect of or create any rights with respect to any shares other than the Shares, and without restricting the generality of the foregoing, this Subscription Agreement shall not be construed as concerning any shares of the Company issued to the Subscriber under any stock option plan of the Company; and

      (j) the calculation by the Company of Fair Market Value (as defined below) shall be final and absolute and shall be binding upon the Subscriber and all heirs, executors, administrators, and legal personal representatives of the Subscriber, notwithstanding that the Shares or other shares in the Company may be sold or valued at an amount different from Fair Market Value as determined by the Company.

4.    SHARE TRANSFER RIGHTS

4.1   General Restriction
      Except as otherwise provided for herein or as specifically consented to in writing by the Company, no Subscriber shall be entitled to, directly or indirectly, sell, assign, transfer, give, devise, bequeath, mortgage, charge, pledge, hypothecate or otherwise dispose of, alienate or in anyway encumber or create a security interest in, or grant any option on, any of the Shares. Any attempt to accomplish or effect any or all of the acts prohibited hereby shall be absolutely null and void.

4.2   Put Option
      The Company hereby grants to the Subscriber the option to require the Company to redeem or purchase all but not less than all of the Shares held by the Subscriber at a purchase price equal to the Fair Market Value (as hereinafter defined) of the Shares at the time of giving notice of exercise. The option is subject to the following terms and conditions:

      (a) The Subscriber may exercise the option during the month of May in each year by delivering notice in writing to the Company on or before May 31 in each year;

      (b) The closing of the purchase and sale of the Shares shall take place within 30 days following receipt by the Company of notice of exercise;

      (c) The closing of the purchase and sale of the Shares shall be subject to the general purchase and sale provisions attached hereto as Schedule "A"; and

      (d) The right of the Subscriber to require the Company to purchase all of the Shares shall be subject to the financial covenants and financing requirements affecting the Company from time to time and all applicable solvency tests.

4.3   Company's Option To Purchase Shares
      The Subscriber hereby grants to the Company the option, but not the obligation, to purchase all but not less than all the Shares for a purchase price equal to the Fair Market Value (as hereinafter defined) of the Shares at the time of giving notice of exercise. The option is subject to the following terms and conditions:

      (a) The right of the Company shall be exercisable at any time by delivery of notice in writing to the Subscriber or the Subscriber's representatives;

      (b) The closing of the purchase and sale of the Shares shall take place within 30 days following delivery by the Company of notice of exercise; and

      (c) The closing of the purchase and sale of the Shares shall be subject to the general purchase and sale provisions attached hereto as Schedule "A".

4.4   Company's Right of First Refusal
      In the event the Subscriber desires to sell or transfer any Shares, the Subscriber shall first make an offer in writing to the Company to sell all but not less than all of the Shares, specifying the price per Share, the manner of payment and the time and place of closing. The Company shall have the right, but not the obligation to accept such offer in or whole or in part by delivering notice of acceptance to the Subscriber within 30 days following receipt of such offer. In the event that no acceptance is received by the Subscriber from the Company within such period, the offer shall be deemed to have been refused. If the Company does not accept the offer by the Subscriber, the Subscriber shall not sell or transfer any Shares at a lower price per Share or in a manner or on terms and conditions more favourable than those offered to the Company. The right of first refusal is subject to the following terms and conditions:

      (a) The closing of the purchase and sale of the Shares shall take place within 30 days following delivery by the Company of notice of acceptance; and

      (b) The closing of the purchase and sale of the Shares shall be subject to the general purchase and sale provisions attached hereto as Schedule "A".

4.5   Fair Market Value
      In this Subscription Agreement:

      (a) "FAIR MARKET VALUE" at any particular time means the amount per share that is the result of (w) the Net Value at the particular time, divided by (x) the sum of (i) the number of shares in the capital stock of the Company issued and outstanding immediately before the particular time, and (ii) the number of shares in the capital stock of the Company that would have been issued and outstanding on the conversion or exchange into or for shares or exercise of all securities and options issued and outstanding immediately before the particular time that were convertible, exchangeable or carried the right to subscribe for shares (whether or not such other securities or options were convertible, exchangeable or carried the right to subscribe for shares as at the particular time);

      (b)   "NET VALUE" at any particular time means the balance remaining when
            (y) the total amount of outstanding debt of the Company at the particular time calculated on a consolidated basis, is subtracted from (z) the product obtained when 7.66 is multiplied by the Operating Cash Flow; and

      (c) "OPERATING CASH FLOW" at any particular time means the consolidated earnings of the Company for the four immediately preceding fiscal quarters, before interest, taxes, depreciation, amortization and corporate overhead, calculated in accordance with generally accepted accounting principles applied on a basis consistent with historical policies.

5.    PLEDGE OF SHARES AND CUSTODY OF SHARE CERTIFICATES

5.1 As security for the performance by the Subscriber of the Subscriber's obligations hereunder, the Subscriber hereby pledges the Shares to and in favour of the Company and directs the Company to hold all certificates representing the Shares until released upon mutual agreement of the Subscriber and the Company or upon the event of a sale or transfer of the Shares in accordance with this Subscription Agreement.

5.2 Upon a default or breach of any term of this Subscription Agreement by the Subscriber, the Company, without notice, advertisement, demand for payment or any other formality (all of which are hereby waived) may repurchase the Shares or sell by public or private sale or otherwise deal with the Shares in such manner as it thinks fit, and may hold the proceeds in lieu of any Shares realized and appropriate the same on account of any liability of the Subscriber to the Company as the Company may reasonably determine.

5.3 The Subscriber, until there has been a default or breach of any term of this Subscription Agreement, the Subscriber is entitled to receive dividends or other distributions made by the Company in respect of the Shares.

5.4 The Subscriber shall execute and deliver upon request by the Company a pledge of the Shares to the lenders of the Company for the purpose of securing loans to the Company.

      The Subscriber acknowledges that for the purposes of securing such loans, the Company may execute and deliver on behalf of and in the name of the Subscriber a pledge of the Shares.

6.    EMPLOYMENT TERMS UNAFFECTED

6.1 This Subscription Agreement is a special benefit, not a regular benefit, and shall not be construed as an agreement or understanding, express or implied, for the employment of the Subscriber for any specific period or for the issuance of any shares other than the Class E Shares described above. The Subscriber shall remain subject to discipline and termination to the same extent as if this Subscription Agreement had not been entered into by the parties.

7.    TERMINATION

7.1 The rights, obligations and liabilities of the Subscriber and the Company arising from this Subscription Agreement shall terminate with respect to the Subscriber, upon the sale of his Shares in accordance with this Agreement.

7.2 At the sole discretion of the Company, the Company may, by written notice to the Subscriber, terminate this Agreement upon the Shares being listed for trading on a recognized stock exchange in Canada or the United States of America.

8.    GENERAL

8.1 The Subscriber agrees to execute and deliver to the Company such further agreements, documents and assurances as may be required to give effect to the matters contemplated by this Subscription Agreement.

8.2 This Subscription Agreement shall be governed by the laws of Nova Scotia and the parties irrevocably attorn to the jurisdiction of the Courts of Nova Scotia.

8.3   This Subscription Agreement may not be assigned by the Subscriber.

8.4 This agreement shall enure to the benefit of and be binding upon the parties and their respective successors, heirs, executors, administrators, and legal personal representatives.


      IN WITNESS WHEREOF the Subscriber has executed this Agreement this     day
of October, 1997.



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Signature                                       Witness



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Street Address

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City and Province

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Postal Code


      Receipt and acceptance of the foregoing subscription for Class E Shares and consideration therefor is acknowledged by the Company this__________ day of________________________ , 1997.

SPARKLING SPRING WATER GROUP LIMITED




BY:
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